Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Vahanna Tech Edge Acquisition I Corp. (the “Company”) on Form S-1 of our report dated June 23, 2021, except for the second paragraph in Note 8, as to which the date is November 3, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Vahanna Tech Edge Acquisition I Corp. as of May 6, 2021 and for the period from April 22, 2021 (inception) through May 6, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

November 3, 2021